Exhibit 10.2

Loan No. ML0883T1

FIRST AMENDMENT
TO
MASTER LOAN AGREEMENT AND
AMENDED AND RESTATED FIRST SUPPLEMENT

THIS FIRST AMENDMENT TO MASTER LOAN AGREEMENT AND AMENDED AND RESTATED FIRST SUPPLEMENT (this “Amendment”) is entered into as of September 10, 2004, by and among CoBANK, ACB (“CoBank”) and GLOBE TELECOMMUNICATIONS, INC., INTERSTATE TELEPHONE COMPANY and VALLEY TELEPHONE CO., LLC (collectively, the “Borrowers”).

RECITALS

WHEREAS, CoBank and the Borrowers have previously entered into that certain Master Loan Agreement, dated as of June 29, 2001, as amended by those certain letter agreements, dated as of June 6, 2002 and July 3, 2002, respectively (as amended, modified, supplemented, extended or restated from time to time, the “MLA”) and that certain Amended and Restated First Supplement to the Master Loan Agreement, dated as of June 6, 2002 (as amended, modified, supplemented, extended or restated from time to time, the “Supplement”; together with the MLA, the “Loan Agreement”), providing for a term loan in the aggregate of up to $40,000,000;

WHEREAS, the Borrowers have requested that CoBank agree to certain amendments to the MLA and the Supplement; and

WHEREAS, CoBank has agreed to amend the MLA and the Supplement as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Amendment, the Borrowers and CoBank each hereby agree as follows:

SECTION 1. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

SECTION 2. Section 8(H) of the MLA is hereby amended by amending and restating the second sentence in such section in its entirety as follows:

“(H) Dividends and Other Distributions. Provide, make, declare or pay, directly or indirectly, any dividend or other distribution of assets to shareholders, partners or members (as applicable) of such Borrower, or retire, redeem, purchase or otherwise acquire for value any capital stock or equity interests (as applicable) of such Borrower; except so long as no Potential Default or Event of Default (including without limitation those resulting from the violation or potential violation of financial covenants) exists or will result in the succeeding 12 months after such dividend or other distribution, based upon the Borrower’s budgets delivered to CoBank pursuant to Subsection 7(H)(3) of this Agreement and acceptable to CoBank, after giving effect to such dividend or other distribution, (i) the Borrowers may declare and make dividend payments or other distributions in any fiscal year in an amount not to exceed 100% of the Borrowers’ net income on a combined and consolidated basis for the preceding fiscal year, and (ii) on or about the date hereof the Borrowers may make a one-time distribution from excess cash to Knology, Inc. in an aggregate amount not to exceed $7,700,000, provided that in each of cases (i) and (ii), so long as immediately after giving effect to any such proposed dividend, the Borrowers on a combined and consolidated basis have at such time and maintain at all times thereafter, a minimum balance of cash on hand of not less than $2,000,000.”

SECTION 3. The first sentence of Section 8(I) of the MLA is hereby amended by amending and restating such sentence in its entirety as follows:

The Borrowers, together with their Restricted Subsidiaries, shall maintain at all times, measured as of the last day of each fiscal quarter of the Borrowers (each a “Quarterly Date”), a Total Leverage Ratio less than or equal to 3.50:1.00.

SECTION 4. Section 8(J) of the MLA is hereby amended by amending and restating such Section in its entirety as follows:

(I) Minimum EBITDA. The Borrowers, together with their Restricted Subsidiaries, on a combined and consolidated basis shall achieve a minimum EBITDA measured at the end of each fiscal year of not less than $10,500,000. “EBITDA” means the sum of (a) Total Operating Revenues (as shown on the Borrowers consolidated audited financial statements) for such fiscal year minus (b) Total Operating Expenses (as shown on the Borrowers consolidated audited financial statements) for such fiscal year plus (c) Depreciation and Amortization (as shown on the Borrowers consolidated audited financial statements) for such fiscal year plus (d) any non-cash, extraordinary and nonrecurring charges included in Total Operating Expenses for such fiscal year.

For purposes of this Agreement, the term “Capital Lease” shall mean leases of real or personal property which are or would be required to be capitalized under GAAP.

SECTION 5. The MLA is hereby amended by adding a new Section 8(K) as follows:

(K) Minimum Cash Balance. The Borrowers on a combined and consolidated basis shall maintain at all times a minimum balance of cash on hand of not less than $2,000,000 in a deposit account subject to CoBank’s “control” within the meaning of Article 9 of the UCC.

SECTION 6. Subsection 5(A)(2) of the Supplement is hereby amended by amending and restating the definition of “LIBOR Margin” as follows:

“LIBOR Margin” shall mean, for each Calculation Period, a per annum percentage equal to 3.50%.

SECTION 7. Subsection 7(B) of the Supplement is hereby amended by amending and restating such Subsection in its entirety as follows:

(B) Scheduled Repayments. The outstanding principal balance of the Loan shall be repaid in ten (10) consecutive quarterly principal payments due on each December 31, March 31, June 30, and September 30 (each such date, a “Payment Date”), and payable by the 20th day of each January, April, July and October, commencing on March 31, 2007, with the last such installment due on June 30, 2009 (the “Maturity Date”) and payable by July 20, 2009 as follows:

Payment Date	Principal Payment Due Each Payment Date

March 31, 2007	$250,000

June 30, 2007	$250,000

September 30, 2007	$250,000

December 31, 2007	$250,000

March 31, 2008	$1,875,000

June 30, 2008	$1,875,000

September 30, 2008	$1,875,000

December 31, 2008	$1,875,000

March 31, 2009	$1,875,000

June 30, 2009	$21,977,316

On the Maturity Date, the amount of the then unpaid principal balance of the Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to this Loan shall be due and payable. If any Payment Date is not a Business Day, then the installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

SECTION 8. This Amendment shall not constitute a novation or termination of any Borrower’s obligations under the MLA, the Supplement, any Note, or any other Loan Document, but shall constitute an amendment and restatement of the obligations and covenants of the Borrowers under the Loan Documents. Each Borrower hereby reaffirms all such respective obligations and covenants under the Loan Documents, as amended hereby, and confirms and agrees that (a) the MLA, the Supplement and each Loan Document to which it is a party is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed and (b) the obligations secured by each such document include any and all obligations of the Borrowers under the MLA and the Supplement as amended by this Amendment.

SECTION 9. All references to the MLA or the Supplement in the MLA or the Supplement or in any related document shall be deemed a reference to such agreement or instrument as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or Supplement any provision of the MLA or the Supplement, and, except as specifically provided in this Amendment, the MLA and the Supplement shall remain in full force and effect.

SECTION 10. Each Borrower hereby represents and warrants to CoBank as follows:

(a) Each Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Amendment in accordance with its terms. This Amendment has been duly executed and delivered by each Borrower and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

(b) The execution, delivery and performance of this Amendment in accordance with its terms do not and will not, by the passage of time, the giving of notice or otherwise,

(i) require any governmental approval or violate any applicable Law relating to the Borrowers;

(ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Borrower, any material provision of any indenture, agreement or other instrument to which any Borrower is a party or by which any Borrower or any of its properties may be bound or any governmental approval relating to it; or

(iii) result in or require the creation or imposition of any lien (except as permitted by the Loan Documents) upon or with respect to any property now owned or hereafter acquired by the Borrowers.

(c) that, after giving affect to the amendments set forth in this Amendment, the representations and warranties of the Borrowers set forth in the MLA and the Loan Documents to which each is a party are true and correct as of the date hereof as if made on the date hereof.

(d) Except as specifically described herein, no Event of Default under MLA or the Loan Documents has occurred and is continuing as of this date.

SECTION 11. This Amendment shall become effective as of its date and shall bind all parties only upon the satisfaction of the condition precedents that CoBank receive (i) a duly executed original of this Amendment, and all other instruments and documents contemplated by this Amendment, in form and substance satisfactory to CoBank, (ii) a duly executed original of the Continuing Guaranty (the “BB Guaranty”), dated as of the date hereof, executed by Knology Broadband, Inc. guaranteeing (x) all of the outstanding indebtedness and obligations of the Borrowers under the MLA, as amended hereby, and (y) all outstanding lease obligations of Borrowers owing to Farm Credit Leasing Services Corporation, and (iii) an amendment fee equal to $50,000. Borrowers agree to deliver to CoBank a duly executed Deposit Account Control Agreement among the Borrowers, CoBank and Capital City Bank within seven (7) days of the date hereof.

SECTION 12. The Borrowers agree to pay to CoBank, on demand, all out-of-pocket costs and expenses incurred by CoBank, including, without limitation, the reasonable fees and expenses of counsel retained by CoBank, in connection with the negotiation, preparation, execution and delivery of this Amendment and all other instruments and documents contemplated hereby.

SECTION 13. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 14. Except to the extent governed by applicable federal law, this Amendment shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

SECTION 15. This Amendment is a Loan Document executed pursuant to the MLA and shall be construed, administered and applied in accordance with all of the terms and provisions of the MLA.

SECTION 16. Each Borrower hereby expressly acknowledges and agrees that in executing and delivering this Amendment CoBank has not established and shall not be deemed to have established any course of dealing between the parties hereto or obligation or agreement of any nature whatsoever on the part of CoBank.

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SECTION 1.

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

COBANK, ACB By: /s/ Rick Freeman

Rick Freeman Vice President

GLOBE TELECOMMUNICATIONS, INC., as a Borrower By: /s/ Rodger L. Johnson

Name: Rodger L. Johnson

Title: President and CEO

INTERSTATE TELEPHONE COMPANY, as a Borrower By: /s/ Rodger L. Johnson

Name: Rodger L. Johnson

Title: President and CEO

VALLEY TELEPHONE CO., LLC, as a Borrower By: /s/ Rodger L. Johnson

Name: Rodger L. Johnson

Title: President and CEO

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ACKNOWLEDGED AND AGREED:

ITC GLOBE, INC., as a Guarantor By: /s/ Rodger L. Johnson

Name: Rodger L. Johnson

Title: President and CEO

KNOLOGY OF KNOXVILLE, INC., as a Guarantor By: /s/ Rodger L. Johnson

Name: Rodger L. Johnson

Title: President and CEO

KNOLOGY, INC., as a Guarantor By: /s/ Rodger L. Johnson

Name: Rodger L. Johnson

Title: President and CEO

KNOLOGY BROADBAND, INC., as a Guarantor By: /s/ Rodger L. Johnson

Name: Rodger L. Johnson

Title: President and CEO